RUBY TUESDAY, INC. STOCK INCENTIVE AND
DEFERRED COMPENSATION PLAN FOR DIRECTORS
(AS AMENDED AND RESTATED AS OF OCTOBER 8, 2008)

TABLE OF CONTENTS

SECTION 1 DEFINITIONS 1	1
1.1 Definitions	1
SECTION 2 THE STOCK INCENTIVE AND DEFERRED COMPENSATION PLAN	5
2.1 The Purpose of the Plan	5
2.2 Stock Subject to the Plan	5
2.3 Administration of the Plan	5
2.4 Eligibility	5
SECTION 3 ANNUAL OPTIONS AWARDS	5
3.1 Grants of Annual Options	5
3.2 Annual Options	6
3.3 Rights as a Shareholder	7
3.4 Restrictions on Transfer of Annual Option Shares	7
SECTION 4 RESTRICTED STOCK AWARDS	8
4.1 Awards	8
4.2 Shares Subject to Each Award	8
4.4 Escrow of Shares	8
4.5 Limitations on Transfer	9
4.6 Withholding	9
SECTION 5 DEFERRAL OF COMPENSATION	9
5.1 Deferral to Deferred Compensation Accounts	9
5.2 Revocation of Elections	10
5.3 Revocation of Prior Elections	10
SECTION 6 DEFERRED COMPENSATON ACCOUNTS	10
6.1 Establishment of Accounts	10
6.2 Crediting of Deferrals	10
6.3 Crediting Income	10
6.4 Distribution of Accounts	10
6.5 Distribution upon Death	11
6.6 Statement of Account	11
6.7 Participant’s Rights Unsecured	11
SECTION 7 STOCK AWARDS AND GRANT OF OPTIONS	12
7.1 Elections to Purchase Shares	12
7.2 Number of Shares Issued	12
7.3 Option Grants	13
7.4 Option Term	13
7.5 Payment	13
7.6 Restrictions on Transfer and Exercise of Options	13
7.7 Cessation of Future Activity	14
SECTION 8 GENERAL PROVISIONS	14
8.1 Changes in Capitalization; Merger; Liquidation	14
8.2 Right to Remove Director	15
8.3. Restrictions on Delivery and Sale of Shares; Legends	15
8.4 Non-alienation of Benefits	15
8.5 Termination and Amendment of the Plan	15
8.6 Stockholder Approval	16
8.7 Choice of Law	16
8.8 Effective Date of Plan	16

RUBY TUESDAY, INC. STOCK INCENTIVE AND
DEFERRED COMPENSATION PLAN FOR DIRECTORS
(AS AMENDED AND RESTATED AS OF OCTOBER 8, 2008)

The Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors contained herein constitutes an amendment and restatement of the Morrison Restaurants Inc. Stock Incentive and Deferred Compensation Plan for Directors (the “Prior Plan”).  The Prior Plan constituted, in part, an amendment and restatement of the Morrison Incorporated Stock Incentive and Deferred Compensation Plan for Directors, which replaced the Morrison Incorporated Deferred Compensation Plan for Directors.

SECTION 1  DEFINITIONS

1.1 Definitions.  Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Annual Option” means a non-qualified option to purchase shares of Stock pursuant to Plan Section 3.

(b) “Annual Retainer Compensation” means the retainer fee payable to a Participant by the Company for the then current fiscal year of the Company, but shall not include any meeting or committee fees or expense reimbursements paid to a Participant, as determined on the first day of the fiscal year or, if later, as of the first day an individual becomes a Participant.

(c) “Award Value” means an amount equal to $110,000 on the Effective Date, adjusted cumulatively thereafter on an annual basis for inflation based on the twelve months’ percent change in the national Consumer Price Index for all Urban Consumers (CPI-U), US City Average for All Items, not seasonally adjusted, for the fiscal year of the Company ending prior to the date of grant.

(d) “Board of Directors” means the board of directors of the Company.

(e) “Cause” means conduct amounting to

       (i) fraud or dishonesty against the Company or affiliate(s);

      (ii) Participant’s willful misconduct or knowing violation of law in the course of Participant’s service with the Company or affiliate(s);

      (iii) repeated absences from required meetings and other commitments of members of the Board of Directors of the  Company or an affiliate without a reasonable excuse;

      (iv) repeated intoxication with alcohol or drugs while on the Company's or affiliate(s) premises;

       (v) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or

      (vi) a breach or violation of the terms of any agreement to which the Participant and the Company or affiliate(s) are party.

(f) “Change in Control” means any one of the following events:

         (i) the acquisition by any individual, entity or ‘group’ (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a ‘Person’) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the ‘Outstanding Voting Securities’); provided, however, that the following shall not constitute a Change in Control:  (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate.

          (ii) within any twelve-month period (beginning on or after July 9, 2002), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the ‘Incumbent Directors’) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of July 9, 2002 shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

          (iii) the approval by the stockholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities.

  (iv) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

           (v) the liquidation or dissolution of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the committee appointed by the Board of Directors to administer the Plan or, in the absence of appointment of such committee, the Board of Directors.

(i) “Company” means Ruby Tuesday, Inc., a Georgia corporation, or its successor.

(j) “Compensation” means Nonretainer Compensation and Annual Retainer Compensation.

(k) “Deferred Compensation Account” means an account established and maintained on behalf of each Participant and Prior Participant which shall be credited with certain amounts deferred by Participants under the Plan and with a rate of return as described in Plan Section 6.3.

(l) “Disability” means that condition described in Code Section 22(e)(3), as amended from time to time.  In the event of a dispute, the determination of Disability shall be made by the Board of Directors and shall be supported by advice of a physician competent in the area to which such Disability relates.

(m) “Disposition” means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

(n) “Effective Date” means the date the Plan, as amended and restated herein, is approved by the stockholders of the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” with regard to a date means the closing price of the Stock on the last trading date prior to that date as reported by the New York Stock Exchange (or, if applicable, as reported by any other national securities exchange selected by the Committee on which the shares of Stock are then actively traded).

(q) “Grant Value” means, with respect to Annual Options, the value of the Annual Option determined under the Black-Scholes-Merton valuation methodology, or other generally accepted valuation methodology selected by the Committee, as of the date of the annual meeting of the Company’s shareholders as of which the Annual Option is granted and, with respect to Restricted Stock Awards, means the Fair Market Value of a share of Stock as of the date of the annual meeting of the Company’s shareholders as of which the Restricted Stock Award is granted.

(r) “Nonretainer Compensation” means the meeting and committee fees paid to a Participant by the Company, but does not include any Retainer Compensation or expense reimbursement paid to a Participant.

(s) “Old Plan” means the Morrison Incorporated Stock Incentive and Deferred Compensation Plan for Directors, successor to the Morrison Incorporated Deferred Compensation Plan for Directors, as it existed prior to its amendment and restatement as the Prior Plan.

(t) “Option” means an option granted under the Plan to buy shares of Stock as set forth in Plan Section 7.

(u) “Ownership Level Measurement Date” means the date of each annual shareholders meeting.

(v) “Participant” means an individual who, pursuant to Plan Section 2.4, is eligible to participate in the Plan.

(w) “Plan” means the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors; provided, however, in the event Ruby Tuesday, Inc. is replaced by a successor in interest, the title of the Plan shall thereafter be the name of the successor in interest followed by the phrase “Stock Incentive and Deferred Compensation Plan for Directors.”

(x) “Plan Year” means the calendar year.

(y) “Prior Participant” means a former Participant whose benefits have not been fully distributed from the Plan.

(z) “Restricted Stock Award” means a restricted stock award under Plan Section 4.1.

(aa) “Retainer Compensation” means the quarterly retainer fee paid to a Participant by the Company, but shall not include any meeting or committee fees or expense reimbursements paid to a Participant.

(bb) “Stock” means the Company’s common stock, $.01 par value.

(cc) “Stock Awards” means the shares of Stock issued pursuant to Plan Section 7.2.

(dd) “Stock Incentive Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

(ee) “Stock Incentives” means Annual Options, Options, Stock Awards and Restricted Stock Awards.

(ff) “Target Ownership Level” means the number of shares of Stock owned by the Participant with a Fair Market Value at least equal to $250,000 as of an Ownership Level Measurement Date.  For purposes of this Section 1.1(ff), Fair Market Value, as defined by Section 1.1(p), shall be modified to mean the highest closing price of the Stock for any day during the thirty (30) day period ending on the Ownership Level Measurement Date.  For purposes of this Section 1.1(ff), a Participant shall be considered to ‘own’ shares of Stock (i) if the Participant has any legal or beneficial interest in the shares of Stock; or (ii) if a legal or beneficial interest in the shares of Stock is held by the Participant’s spouse or any child under age 21.

(gg) “Termination from Service” means the Participant’s separation from service with the Company and its affiliates as contemplated under Code Section 409A(a)(2)(A)(i) for reasons other than death.  Whether a Termination from Service takes place is determined based on the facts and circumstances surrounding the termination of the Participant’s service relationship and whether there is an intent for the

Participant to provide significant services for the Company or any affiliate following such termination.

SECTION 2   THE STOCK INCENTIVE AND
DEFERRED COMPENSATION PLAN

2.1 The Purpose of the Plan.  The Plan is intended to (a) provide incentive to non-employee directors of the Company to stimulate their efforts toward the continued success of the Company and to manage the business of the Company in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by non-employee directors by providing them with a means to acquire a proprietary interest in the Company; and (c) provide a means of obtaining and rewarding non-employee directors.

2.2 Stock Subject to the Plan.  Subject to adjustment in accordance with Plan Section 8.1, 950,000 shares of Stock (the ‘Maximum Plan Shares’) are hereby reserved exclusively for issuance pursuant to Stock Incentives.  At no time shall the aggregate of shares of Stock issuable pursuant to outstanding Stock Incentives, shares of Stock issued pursuant to Stock Incentives, and shares of Stock issued pursuant to Stock Awards and Restricted Stock Awards exceed the Maximum Plan Shares.  If a Stock Incentive expires or terminates for any reason without being exercised in full, the shares subject to the unsettled portion of such Stock Incentive shall again be available for purposes of the Plan.

2.3 Administration of the Plan.  The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements consistent with the provisions of the Plan and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Committee’s decisions shall be final and binding on all Participants.  The Plan shall be interpreted in view of the intention that the grant and exercise of Annual Options and Options and the grant of Stock Awards and Restricted Stock Awards are all intended to qualify as exempt transactions under Rule 16b-3 promulgated under the Exchange Act.

2.4 Eligibility.  Any member of the Board of Directors who is not an employee of the Company shall be a Participant.  A Participant shall cease to be eligible for continued participation in the Plan as of the date the Participant ceases to serve upon the Board of Directors.  A Participant who ceases to be eligible to participate in the Plan will no longer be eligible to make further deferrals under the Plan pursuant to Plan Section 5 but shall continue to be subject to all other terms of Plan Sections 5 and 6, and related ancillary provisions, until the Participant’s Deferred Compensation Account is fully paid.  Any deferral election under Plan Section 5 then in effect as of the date the Participant ceases to be eligible to participate in the Plan will be cancelled immediately following the close of the fiscal quarter in which the Participant’s eligibility ceases, subject to any restrictions on the implementation of the cancellation under Code Section 409A, including any regulatory guidance issued thereunder.

SECTION 3 ANNUAL OPTION AWARDS

3.1 Grants of Annual Options.  Each Participant who is a director and who is not an employee of the Company may be granted an Annual Option as of the date of each annual meeting of the shareholders, if such Participant is elected or re-elected as a director of the Company at that meeting or otherwise continues to serve as a director of the Company immediately following that meeting.  In the event the number of Maximum Plan Shares, reduced by the number of such Maximum Plan Shares previously issued or issuable under the Plan, is insufficient to fund all of the Annual Options to be granted as of any annual meeting of the shareholders of the Company, then no Annual Options with respect to that meeting or any subsequent meeting shall be granted unless and until the Plan is amended to increase the number of Maximum Plan Shares; provided, further, that no Annual Options shall be granted with respect to annual meetings that take place prior to the effective date of any such amendment.

3.2 Annual Options.  An Annual Option shall represent the right to purchase shares of Stock at a per share exercise price equal to the Fair Market Value of a share of Stock on the date of grant, which is the date of the annual meeting of the shareholders of the Company for which the award is made.  The number of shares of Stock subject to each Annual Option shall be the resultant of the Award Value divided by the Grant Value attributable to the Annual Option (rounding down to the nearest whole number), reduced (but not below zero) by the product of the number of shares of Stock subject to the corresponding Restricted Stock Award granted to the Participant, if any, pursuant to Plan Section 4 respecting the same annual meeting of shareholders, multiplied by the Grant Value attributable to the Restricted Stock Award (rounding down to the nearest whole number).  Upon the grant of an Annual Option hereunder, the Committee shall prepare (or cause to be prepared) a Stock Incentive Agreement reflecting the option terms, which shall contain the provisions set forth below and such other terms and conditions as the Committee may determine are appropriate from time to time hereafter:

(a) Vesting.  Each Annual Option granted under this Plan shall not be exercisable until the 30-month anniversary of the date the Annual Option was granted at which point the Annual Option shall be fully exercisable.  If the Participant terminates service as a director of the Company due to death, Disability, or retirement at or after age 50 upon expiration of any normal term of appointment, the unvested portion of the Annual Option shall become fully vested. Each Annual Option also shall become fully vested and exercisable immediately prior to any Change in Control.  If the Participant’s service as a director of the Company is terminated involuntarily other than due to Cause, a portion of the Annual Option shall become vested and exercisable as follows:  that portion determined by multiplying the total number of shares subject to the Annual Option by a fraction, the numerator of which shall be the number of full months of the Participant’s service with the Company from the date of grant to the date of involuntary termination and the denominator of which shall be thirty (30).  If the Participant’s service as a director of the Company is terminated involuntarily for Cause, the unvested portion of the Annual Option shall be forfeited.

(b) Option Period.  Each Annual Option shall have a maximum term of five (5) years, but shall expire no later than (i) ninety (90) days following any earlier termination of the Participant’s service as a director of the Company due to a voluntary resignation or involuntary termination other than for Cause; and (ii) fifteen (15) days following any earlier involuntary termination of the Participant’s service as a director of the Company for Cause.

(c) Method of Exercise.  All Annual Options granted hereunder shall be exercised by written notice directed to the Secretary of the Company at its principal place of business or to such other person as the Committee may direct.  Each notice of exercise shall identify the Annual Option which the Participant is exercising (in whole or in part) and shall be accompanied by payment of the applicable exercise price for the number of shares specified in such notice.  The exercise price shall be payable upon the exercise of an Annual Option in an amount equal to the number of shares then being purchased times the per share exercise price.  Payment at the election of the Participant (or his successors) shall be (i) in cash; (ii) by delivery to the Company of a certificate or certificates for shares of Stock held by the Participant for at least six (6) months duly endorsed for transfer to the Company; or (iii) by a cashless exercise executed through a broker, dealer, or other creditor, as defined by Regulation T promulgated by the Board of Governors of the Federal Reserve System, following delivery by the Participant to the Company of instructions in a form acceptable to the Company.

(d) Restrictions on Transfer and Exercise of Annual Options.  No Annual Option shall be assignable or transferable by the Participant except by will or the laws of descent and distribution; provided, however, that the Chairperson of the Committee may (but need not) permit other transfers where the Chairperson concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal tax or securities laws or accounting consequences applicable to transferable options.  During the lifetime of a Participant, the Annual Option shall be exercisable only by him or her or such permitted transferee; provided, however, that in the event the Participant is subject to a Disability and unable to exercise an Annual Option, such Annual Option may be exercised by such Participant’s legal guardian, legal representative, fiduciary or other representative whom the Chairperson deems appropriate based on applicable facts and circumstances.

(e) Notwithstanding any other provision in the Plan, without the prior approval of the stockholders of the Company, (i) no amendment shall be made to reduce the per share exercise price of an Annual Option following its grant, except in connection with an adjustment effected pursuant to Section 8.1, and (ii) no action shall be taken to cancel an Annual Option having an exercise price that is lower than the Stock's per share fair market value at the time of cancellation in exchange for cash or to exchange an Annual Option for another option or other equity incentive having a lower per share exercise or strike price.

3.3 Rights as a Shareholder.  A Participant shall have no rights as a shareholder with respect to shares covered by an Annual Option until the date of the issuance of the shares of Stock to him or her and only after the applicable exercise price of such shares is fully paid.  No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

3.4 Restrictions on Transfer of Annual Option Shares.  A Participant may not assign or transfer, except by will or the laws of descent and distribution, any shares of Stock attributable to the exercise of an Annual Option granted on or after October 5, 2005, unless and until the Participant attains the Target Ownership Level as of the Ownership Level Measurement Date coincident with the grant date of the Annual Option to which the shares of Stock are attributable or any subsequent Target Ownership Effective Date.  If a Participant attains the Target

Ownership Level but then falls below the Target Ownership Level as of any subsequent Ownership Level Measurement Date, shares of Stock attributable to the exercise of the Annual Option granted on that date and each subsequent Ownership Level Measurement Date shall be subject to the transfer restrictions contemplated by this Section 3.4 unless and until the Participant again attains the Target Ownership Level.  Transfer restrictions imposed under this Section 3.4 shall remain in effect until the earlier of (i) the date they may be removed pursuant to the preceding provisions of this Section 3.4 or (ii) the Participant’s death.  Certificates reflecting shares of Stock issued upon the exercise of any Annual Option shall bear an appropriate legend reflecting these transfer restrictions, to the extent applicable, as determined by the provisions of this Section.

SECTION 4  RESTRICTED STOCK AWARDS

4.1 Awards.  Each Participant who is a director and who is not an employee of the Company may be granted a Restricted Stock Award as of the date of each annual meeting of the shareholders of the Company beginning with the 2006 annual shareholder meeting, if such Participant is elected or re-elected as a director of the Company at that meeting or otherwise continues to serve as a director of the Company immediately following that meeting and if the Board of Directors affirmatively approves the grant of Restricted Stock Awards to otherwise eligible directors with respect to each such annual meeting no later than the date of that annual meeting.  In the event the number of Maximum Plan Shares, reduced by the number of such Maximum Plan Shares previously issued or issuable under the Plan, is insufficient to fund all of the Restricted Stock Awards to be granted as of any annual meeting of the shareholders of the Company, then no Restricted Stock Awards with respect to that meeting or any subsequent meeting shall be granted unless and until the Plan is amended to increase the number of Maximum Plan Shares; provided, further, that no Restricted Stock Awards shall be granted with respect to annual meetings that take place prior to the effective date of any such amendment.  Each Restricted Stock Award shall be evidenced by a Stock Incentive Agreement which shall incorporate the applicable terms of the Plan.

4.2 Shares Subject to Each Award.  The number of shares of Stock subject to each Restricted Stock Award shall be determined by the Board of Directors at the time a determination is made to grant Restricted Stock Awards with respect to any particular annual meeting of shareholders, but in no event shall that number exceed the maximum potential Award Value divided by the Grant Value of the number of shares of Stock subject to the Restricted Stock Award (rounding down to the nearest whole number).

4.3 Vesting.  One-third (1/3) of the shares of Stock subject to a Restricted Stock Award shall vest on each of the first three (3) anniversary dates of the original grant date for that Restricted Stock Award, provided the Participant remains a member of the Board of Directors as of the applicable anniversary date.  In the event a Participant ceases to be a member of the Board of Directors prior to the third anniversary of the grant date of a Restricted Stock Award, any unvested shares under that Restricted Stock Award shall be forfeited.  Notwithstanding the preceding, all shares of Stock subject to the Restricted Stock Award shall become vested on the date the Participant ceases to be a member of the Board of Directors on account of death, Disability, upon attaining age 70 or upon a Change in Control.

4.4 Escrow of Shares.  Any certificates representing the shares of Stock awarded pursuant to a Restricted Stock Award shall be issued in the Participant's name, but shall be held by a custodian designated by the Committee (the “Custodian”) until such time as such shares of Stock become vested or are forfeited.  Each Stock Incentive Agreement governing a Restricted Stock Award shall appoint the Custodian as the attorney-in-fact for the Participant until such time as shares of Stock become vested or are forfeited in accordance with Plan Section 4.3 with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant if the Participant forfeits such shares.  In the event the shares of Stock subject to the Restricted Stock Award become vested, the Custodian shall deliver the certificate for such shares to the Participant.  In the event the Participant forfeits any or all of the shares of Stock subject to the Restricted Stock Award, the Custodian shall deliver the certificate for such shares to the Company.  During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the Stock Incentive Agreement, applicable to shares of Stock not so held.

4.5 Limitations on Transfer.  The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock held by the Custodian until the applicable vesting date determined pursuant to Plan Section 4.3 and any Disposition attempted prior to that date shall be void.  The Company shall not recognize and shall not have the duty to recognize any Disposition not made in accordance with the Plan.

4.6 Withholding.  Upon the vesting of any Restricted Stock Award or the making of any election under Section 83(b) of the Code, the Company has the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements. A Participant may pay the withholding obligation in cash, or, if the applicable Stock Incentive Agreement provides, a Participant may elect (a “Withholding Election”) to tender back to the Company the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the date of vesting or election (as applicable), is sufficient to satisfy the minimum required federal, state and local, if any, withholding taxes arising from vesting of the Restricted Stock Award or the making of the Section 83(b) election. A Participant may make a Withholding Election by executing and delivering to the Company a properly completed notice of Withholding Election prior to the date on which the amount of tax required to be withheld is determined in such manner as may be further prescribed by the Committee.  Any Withholding Election made will be irrevocable; provided further, however, that the Committee may in its sole discretion disapprove and give no effect to any Withholding Election.  Any failure of a Participant to satisfy his or her tax withholding obligations in the manner provided in this Section 4.6 shall result in a forfeiture of the shares of Stock as to which the tax withholding obligations apply and to any other shares of Stock still subject to the Restricted Stock Award.

SECTION 5  DEFERRAL OF COMPENSATION

5.1 Deferral to Deferred Compensation Accounts.

(a) Each Participant may elect to defer his or her Nonretainer Compensation and/or Retainer Compensation, each in twenty-five percent (25%) increments to his or her Deferred Compensation Account.  An election to defer Compensation hereunder shall be in writing and shall be made prior to the first day of each Plan Year for which such Compensation shall be earned.  Except as provided in Plan Section 5.1(b), all elections to defer Compensation under this Section 5.1 shall be irrevocable as of the last day of the Plan Year immediately preceding the Plan Year for which it is effective and may only be made pursuant to an agreement between the Participant and the Company, which shall be in such form and subject to such rules and limitations as the Plan Administrator may prescribe and shall specify the amount of the Compensation of the Participant that the Participant desires to defer.

(b) Notwithstanding the provisions of Plan Section 5.1(a), in the case of the first year a Participant becomes eligible to defer Compensation hereunder, such election must be made no later than thirty (30) days following the date the Participant becomes eligible to participate in the Plan, but only with respect to Compensation payable for services to be performed after the election is made.  All elections to defer Compensation under this Section 5.1(b) shall be irrevocable as of the last day of the applicable thirty (30) day period.  A Participant who has ceased to be eligible to participate in the Plan may be treated as a new Participant in accordance with Plan Section 5.1(a) only if the Participant has not been eligible to participate in the Plan (other than with respect to the receipt of earnings credits under Plan Section 6.3) for a period of at least twenty-four (24) months.

5.2 Revocation of Elections.  A Participant may not revoke or modify an election made pursuant to Plan Section 5.

5.3 Revocation of Prior Elections.  Participants’ deferral elections under the Plan, Old Plan or under the Prior Plan, as applicable, shall continue to be effective until a Participant makes a timely new deferral election under Plan Section 5.1.  Any previously outstanding deferral election shall be deemed to be revoked by any new, timely deferral election.

SECTION 6  DEFERRED COMPENSATION ACCOUNTS

6.1 Establishment of Accounts.  A Deferred Compensation Account shall be established for each Participant and each Prior Participant.

6.2 Crediting of Deferrals.  A Participant's Deferred Compensation Account shall be credited with that portion of the Participant's Compensation that the Participant has elected to defer to his or her Deferred Compensation Account pursuant to Plan Section 5.1 as of the date such Compensation would otherwise have been paid to the Participant.

6.3 Crediting Income.  Each Deferred Compensation Account shall be credited as of the last day of each fiscal quarter of the Company with an assumed rate of income equal to the then prevailing rate payable with respect to ninety (90) day U.S. Treasury Bills, based on the weighted average balance of such account during such fiscal quarter.

6.4 Distribution of Accounts.

(a) Amounts credited to a Participant’s Deferred Compensation Account shall be distributed in either a single lump sum or annual installments (not to exceed five (5)), as designated by the Participant or the Prior Participant in his or her initial election under the Plan, Prior Plan or Old Plan, as applicable.  A Participant’s one-time payment election pursuant to this Plan Section 6.4 must be made no later than the date his or her election pursuant to Plan Section 5.1 becomes irrevocable.  A Participant may not revoke or modify an election made pursuant to this Section 6.4.

(b) If an election pursuant to Plan Section 6.4(a) is not validly in effect, the Participant’s Deferred Compensation Account shall be paid in a lump sum in the calendar month following the calendar month in which the Participant experiences his or her Termination from Service.

(c) Distribution of a Deferred Compensation Account shall be made (in the case of a lump sum payment) or commence (in the case of installment payments) in the calendar month immediately following the Participant’s or the Prior Participant’s seventieth (70th) birthday, or, if earlier, the January 15 or July 15 immediately following the date of the Participant’s Termination from Service.  However, if the Participant or Prior Participant so elects in his or her one-time payment election under the Plan, Prior Plan or Old Plan, as applicable, the distribution (in the case of a lump sum payment) or the commencement of the distribution (in the case of installment payments) of the Participant’s or Prior Participant’s Deferred Compensation Account shall occur on any January 15 or July 15 subsequent to his or her Termination from Service as the Participant may elect in his or her one-time payment election; provided, however, that no such election shall have the effect of delaying the payment or commencement of payment (as applicable) beyond a Participant’s or Prior Participant’s seventieth (70th) birthday.  If a Participant elects to have his or her Deferred Compensation Account distributed in installments, the amount of the first installment shall be a fraction of the value of the Participant’s Deferred Compensation Account, the numerator of which is one and the denominator of which is the total number of installments elected, and the amount of each subsequent installment shall be a fraction of the value (including income credited pursuant to Plan Section 6.3) on the date preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

6.5 Distribution upon Death.  In the event of the death of a Participant or Prior Participant prior to the date on which he or she is entitled to the commencement of payments of his or her Deferred Compensation Account in full, the value of such Deferred Compensation Account shall be determined as of the day immediately following the Participant’s or Prior Participant’s death and such amount shall be distributed in a single lump sum payment to the Participant’s or Prior Participant’s designated beneficiary and payment shall be made in the calendar month following the calendar month in which the Participant died.  Upon the death of a Participant on or after the date on which he or she is entitled to the commencement of payments of his or her Deferred Compensation Account, the Participant’s designated beneficiary shall be entitled to receive the unpaid portion of the Participant’s Deferred Compensation Account.  These payments shall be made according to the manner and method by which payments were payable to the Participant.

6.6 Statement of Account.  During March and September of each Plan Year, each Participant and Prior Participant shall be provided with statements of his or her Deferred Compensation Account as of the end of the third and first fiscal quarters of the Company, respectively.

6.7 Participant’s Rights Unsecured.  The right of any Participant or Prior Participant to receive future distributions under the provisions of Plan Section 6 shall constitute an unsecured claim against the general assets of the Company.

SECTION 7  STOCK AWARDS AND GRANT OF OPTIONS

7.1 Elections to Purchase Shares.

(a) Each Participant that has not attained his Target Ownership Level will be deemed to have elected to direct that sixty percent (60%) of his or her Retainer Compensation payable for each fiscal quarter of the Company following the Effective Date be allocated to the purchase of shares of Stock on his or her behalf pursuant to this Section 7.  Once a Participant has been deemed to have elected to purchase Stock pursuant to this subsection (a), such deemed election will continue in effect until that Participant modifies or revokes this deemed election, in accordance with the provisions of Plan Section 7.1(b), after attaining the Target Ownership Level.

(b) Each Participant who has attained his Target Ownership Level as of the first day of a fiscal quarter may make a discretionary election directing that up to sixty percent (60%) of his or her Retainer Compensation, in ten percent (10%) increments, be allocated to the purchase of Stock on his or her behalf.  Such a discretionary election will be effective on the first day of the fiscal quarter of the Company that is at least six (6) months after the date it is filed with the Committee in the manner required by the Committee.  Discretionary elections are irrevocable, as required by Rule 16b-3 under the Exchange Act as in effect prior to the effective date of Rule 16b-3 as adopted in 1991.  As of the date the new Rule 16b-3 which was adopted in 1991 applies to the Company, discretionary elections may be revoked or modified effective on the first day of the fiscal quarter of the Company that begins at least six (6) months following the date the modified election is filed with the Committee in the manner required by the Committee.  Notwithstanding the preceding, a discretionary election or a modification or revocation of a discretionary election may be given effect on an earlier date, if the Committee, in its sole discretion, permits, provided the Committee is satisfied such election, modification or revocation would not trigger the recovery of short-swing profits under Section 16 of the Exchange Act.

(c) In the event a Participant ceases to be a member of the Board of Directors prior to earning that portion of his or her Retainer Compensation with respect to which the Participant has elected to purchase Stock under the Plan, the direction to purchase Stock shall terminate.  For purposes of this Section, a Participant shall be deemed to have earned the Retainer Compensation payable for a fiscal quarter of the Company if he or she serves as a member of the Board of Directors of the Company for at least one day of that fiscal quarter.

(d) Participants’ elections under the Prior Plan, other than an election made under Section 5.1 of the Prior Plan, shall be rendered null and void as of the Effective Date, provided stockholder approval of the Plan is obtained.

7.2 Number of Shares Issued.  As of the first day of each fiscal quarter for which a Participant has elected or is deemed to have elected to direct that Retainer Compensation be used for the purchase of Stock pursuant to Plan Section 7.1, the Participant shall be issued a number of shares of Stock equal to the amount, if any, of the Participant’s Retainer Compensation allocated to the purchase of Stock, multiplied by 1.15 and divided by the Fair Market Value of a share of Stock as of the issue date.  Any Stock issued to a Participant pursuant to this Section 7.2 may not be transferred within three (3) years of the date of purchase, unless the Committee waives this restriction, in which case a waiver may not occur prior to the six-month anniversary of the date of the Stock issuance, unless the Committee is satisfied that the earlier waiver will not trigger recovery of short-swing profits under Section 16 of the Exchange Act.

7.3 Option Grants.  As of the first day of each fiscal quarter for which a Participant has been issued Stock pursuant to Plan Section 7.2, the Participant shall be granted an Option to purchase a number of shares of Stock equal to three (3) times the number of shares of Stock issued pursuant to Plan Section 7.2 for such fiscal quarter (the “Option Shares”).  The Option Shares shall be exercisable at Fair Market Value as of the date of the option grant.  Each Option granted pursuant to the Plan shall be evidenced by a Stock Incentive Agreement.

7.4 Option Term.  Each Option granted under this Plan shall not be exercisable or vested until six (6) months from the date the Option was granted.  If the Participant terminates service as a director of the Company due to death, Disability, or retirement at or after age 50 upon expiration of any normal term of appointment, the unvested portion of the Option shall become fully vested and exercisable. Each Option also shall become fully vested and exercisable immediately prior to any Change in Control.  If the Participant’s service as a director of the Company is terminated involuntarily other than due to Cause, a portion of the Option shall become vested and exercisable as follows:  that portion determined by multiplying the total number of shares subject to the Option by a fraction, the numerator of which shall be the number of full months of the Participant’s service with the Company from the date of grant to the date of involuntary termination and the denominator of which shall be six (6).  If the Participant’s service as a director of the Company is terminated involuntarily for Cause, the unvested portion of the Option shall be forfeited.  Each Option shall have a maximum term of five (5) years, but shall expire no later than (i) ninety (90) days following any earlier termination of the Participant’s service as a director of the Company due to a voluntary resignation or involuntary termination other than for Cause; and (ii) fifteen (15) days following any earlier involuntary termination of the Participant’s service as a director of the Company for Cause.

7.5 Payment.  Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made (a) in cash; (b) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the exercise price multiplied by the number of Option Shares the Participant intends to purchase; or (c) in a cashless exercise through a broker.  Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant.  The holder of an Option, as such, shall have none of the rights of a stockholder.

7.6 Restrictions on Transfer and Exercise of Options.  No Option shall be assignable or transferable by the Participant except by will or the laws of descent and distribution; provided, however, that the Chairperson of the Committee may (but need not) permit other transfers where the Chairperson concludes that such transferability (a) does not result in accelerated taxation, and (b) is otherwise appropriate and desirable, taking into account any state or federal tax or securities laws or accounting consequences applicable to transferable options.  During the lifetime of a Participant, Options shall be exercisable only by him or her or such permitted transferee; provided, however, that in the event the Participant is subject to a Disability and unable to exercise an Option, such Option may be exercised by such Participant’s legal guardian, legal representative, fiduciary or other representative whom the Chairperson deems appropriate based on applicable facts and circumstances.

7.7 Cessation of Future Activity.  Notwithstanding any other provision of this Section 7, a Participant shall neither be deemed to have elected nor be able to elect voluntarily to direct that his or her Retainer Compensation be paid to purchase shares of Stock pursuant to Plan Section 7.1 nor will a Participant be granted any Option to purchase a number of shares of Stock pursuant to Plan Section 7.3 effective for fiscal quarters of the Company beginning on or after August 31, 2005.

SECTION 8  GENERAL PROVISIONS

8.1 Changes in Capitalization; Merger; Liquidation.

(a) The number of shares of Stock reserved for the award of Stock Incentives, the number of shares of Stock subject to outstanding Stock Incentives, the number of shares to be awarded under an Annual Option or Restricted Stock Award and the exercise price of each outstanding Annual Option and Option shall be proportionately adjusted for any increase or decrease in the number of shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend (including, but not limited to, an extraordinary dividend) in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b) If the Company shall be the surviving corporation in any merger or consolidation, recapitalization, reclassification of shares or similar reorganization, an appropriate adjustment shall be made to each Stock Incentive such that the Participant shall be entitled to receive or purchase, as applicable, the number and class of securities to which a holder of the number of shares of Stock at the time of the transaction would have been entitled to receive as a result of such transaction, and a corresponding adjustment shall be made in the exercise price of each outstanding Annual Option and Option.  A dissolution or liquidation of the Company shall cause all Stock Incentives to terminate as to any portion thereof not vested and/or exercised as of the effective date of the dissolution or liquidation.  In the event of a sale of substantially all of the Stock or property of the Company or the merger or consolidation of the Company into another entity where the acquiror does not agree to the assumption of the Annual Options and Options, the Committee shall be authorized to terminate the outstanding Annual Options and Options in consideration of the payment to each Participant holding such a Stock Incentive of an amount equal to the difference between the Fair Market Value of the Stock subject to the unexercised portion of the Annual Option or Option, as the case may be, and the aggregate exercise price of such Annual Option or Option.

(c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

8.2 Right to Remove Director.  Nothing in the Plan or in any Stock Incentive Agreement shall confer upon any Participant the right to continue as a member of the Board of Directors or affect the right of the Company to terminate a Participant’s directorship at any time.

8.3 Restrictions on Delivery and Sale of Shares; Legends.  Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected.  If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Participant shall, as a condition of exercise of any Annual Option or Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws.  The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

8.4 Non-alienation of Benefits.  Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void.  No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

8.5 Termination and Amendment of the Plan.

(a) The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws.  No termination, modification or amendment of the Plan, without the consent of a Participant who has been awarded a Stock Incentive or with respect to whom amounts have been credited to a Deferred Compensation Account, shall adversely affect the rights of that Participant under such Stock Incentive or with respect to such Deferred Compensation Account.

(b) Notwithstanding the provisions of Plan Section 8.5(a), the Company reserves the right to:

(i) amend the Plan in any respect solely to comply with the provisions of Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein;

(ii) pay the lump sum value of Participants’ Deferred Compensation Accounts if the Company determines that such payment benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance; in such an event, payment shall be made at the earliest date permitted under such guidance; and/or

(iii) make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply the requirements of Code Section 409A and the rules and regulations promulgated thereunder.

8.6 Stockholder Approval.  The Plan shall be submitted to the stockholders of the Company for their approval at the next meeting of stockholders held after the adoption of the Plan by the Board of Directors of the Company.  If such approval is not obtained at such meeting, any Stock Incentives granted pursuant to this amendment and restatement prior to such meeting shall be deemed null and void to the extent they would not have been permissible under the terms of the Prior Plan and the Prior Plan otherwise shall remain as in effect immediately prior to this amendment and restatement.

8.7 Choice of Law.  The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

8.8 Effective Date of Plan.  The Plan, as amended and restated herein, shall become effective on the Effective Date, except as otherwise provided herein.

RUBY TUESDAY, INC.

By:  /s/ Samuel E. Beall, III

Title: Chairman of the Board
Chief Executive Officer and President

ATTEST:

By: /s/ Scarlett May

Title: Secretary

[CORPORATE SEAL]